Exhibit 10.1

 Royal Hawaiian Resources, Inc.

688 Kinoole Street, Suite 121

Hilo, Hawaii  96720

June 19, 2013

Mr. John Kai

688 Kinoole St., #207

Hilo, HI 96720

Dear John:

The Board of Directors of Royal Hawaiian Resources, Inc. (the “Company”) sincerely thanks you for agreeing to serve as President of the Company on an interim basis at this critical period.  The purpose of this letter is to confirm the terms of your “at-will” engagement.

You will serve as the President of the Company on an interim basis, subject to the direction of the Board of Directors.  You will receive $5,000 per month, paid in arrears, for the period commencing June 5, 2013 until this agreement is terminated by the Company or by you.  It is anticipated that you will provide services for the equivalent of one day per week (up to 8 hours) in your role as interim President.   To the extent that additional time is required for you to properly fulfill your duties as interim President, then the Company will pay you $156 per hour for time that is in excess of 8 hours per week.  To the extent that additional hours are required, you will document those and provide a statement to the Company semi-monthly. If you find the time required to properly fulfill your duties as interim President significantly exceeds 8 hours per week, please discuss it with the Board.

This payment will be your sole compensation for your services as interim President.  You will also be entitled to reimbursement of reasonable out-of-pocket expenses incurred by you in providing such services upon submission of standard documentation to the Company.  For your services as a director of the Company, you will be entitled to continue to receive the standard retainer paid to directors and the fees for director and committee meetings while you serve in such position.  You will not be entitled to any other compensation or benefits or be entitled to participate in any of the Company’s health, insurance, severance or any other plans or programs.  Either you or the Company can elect to terminate this agreement upon 30 days’ written notice to the other party. This agreement can not be amended or modified except by a writing signed by both of the parties.

If you agree to the terms set forth above, please sign and date this letter in the spaces provided below and return a copy to me.

Very truly yours,

/s/ James Kendrick

James Kendrick
Chairman of the Board

Accepted and agreed to:

Date:	June 19, 2013

/s/ John Kai
John Kai